Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS DECEMBER QUARTER AND 2003 EARNINGS

Earnings per share of 8 cents for fourth quarter with revenue growth of 26% over the same quarter last year

LOS ALTOS, CA – JANUARY 15, 2004 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip-to-chip interface products and services, today reported financial results for its fourth quarter and year ended December 31, 2003. Earnings per share for the December quarter were 8 cents, compared to 6 cents in the same period last year and 5 cents in the previous quarter. Net income for the December quarter was $8.6 million (27% of revenue), compared to $5.5 million in the same period last year and $5.0 million in the previous quarter. Revenue for the quarter was $32.4 million, up 26% over the same period last year and up 13% from the previous quarter.

“Rambus had excellent performance and delivered on a number of important customer commitments throughout the fourth quarter,” said Geoff Tate, CEO of Rambus Inc. “We were pleased with Toshiba’s announcement that samples of their XDR DRAM chip are now available. Our PCI Express IP solutions continue to gain momentum in the marketplace. Finally, we completed the acquisition of high speed signaling assets from Velio which we expect will enable even more solutions for customers in the future. The transaction with Velio also allowed us to hire 14 high-caliber employees with solid experience who will continue working on product development.”

Fourth quarter results reflected $4.6 million in contract revenues, up 234% over the same period last year and up 15% from the previous quarter. This increase in contract revenues over the same period last year primarily reflects contracts signed in 2003 for our XDR memory interface and Redwood interface technologies. December’s quarterly results include $27.8 million in royalties, up 14% over the same period last year and up 13% from the previous quarter.

Total costs and expenses in the December quarter decreased 4% from last quarter primarily as a result of a 51% decrease in litigation expense. The increase in cost of contract revenues related to the achievement of certain contractual delivery milestones associated with XDR memory interface, Redwood interface and RaSer interface technologies. This increase was partially offset by a decline in research and development expenses. Total costs and expenses were $21.3 million compared with $18.9 million in the comparable period last year and $22.2 million last quarter.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PST. Please log-on early if you do not have the necessary software to listen to the call.

The conference call replay number is 800-642-1687 and the ID number is 4808224. For international callers, the number is 706-645-9291. The replay will also be available on our website beginning at 5:00 p.m. PST today.

Annual Meeting Date Set

The Board of Directors has set May 4, 2004 as the date of the Company’s 2004 annual stockholders’ meeting.

About Rambus

Rambus is one of the world’s leading providers of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’s interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information is available at www.rambus.com.

This release and today’s conference call will contain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including our CEO’s statements contained herein regarding our product’s marketplace momentum and the benefits of the Velio asset acquisition, as well as the Company’s financial prospects, development plans, anticipated product shipment dates, litigation prospects, relations with licensees and other third parties, and various other matters. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the rate of customer acceptance of our PCI Express IP Solutions, the marketability of solutions embodying the recently-acquired Velio assets, the effect, if any, on the market of Toshiba’s announcement that their XDR DRAM chip is now available, the possibility of inadequate shipments of Rambus RDRAM memory devices and controllers for the Sony PlayStation2 and the PC main memory market, the market response to these products, the continued deterioration in the DRAM market, any delay in the development of Rambus-based products by licensees, any delay in the development and shipment of new Rambus products, any delay in the development and shipment of products compatible with Rambus products, a strong response of the market to competing technology, a lack of progress on price and cost reduction by RDRAM suppliers, a failure to sign new contracts or maintain existing contracts for RDRAM, Yellowstone, RaSer or SDRAM-compatible and DDR-compatible ICs, adverse litigation decisions and other factors that are described in our SEC filings including our 10-K and 10-Qs.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues:
Contract revenues	$4,603	$4,005	$1,379	$15,618	$5,852
Royalties	27,765	24,555	24,325	102,585	91,553

Total revenues	32,368	28,560	25,704	118,203	97,405

Costs and expenses:
Cost of contract revenues	5,146	4,247	1,595	15,951	7,042
Research and development	7,412	7,565	6,518	30,380	23,704
Marketing, general & administrative	6,434	5,711	6,274	24,205	24,714
Litigation expense	2,282	4,650	4,480	20,377	11,248

Total costs and expenses	21,274	22,173	18,867	90,913	66,708

Operating income	11,094	6,387	6,837	27,290	30,697
Interest and other income, net	1,577	976	1,294	6,857	5,941

Income before income taxes	12,671	7,363	8,131	34,147	36,638
Provision for income taxes	4,054	2,356	2,602	10,926	12,579

Net income	$8,617	$5,007	$5,529	$23,221	$24,059

Net income per share—basic	$0.09	$0.05	$0.06	$0.24	$0.24

Net income per share—diluted	$0.08	$0.05	$0.06	$0.22	$0.24

Shares used in per share calculations:
Basic	98,522	97,498	97,436	97,653	98,580
Diluted	109,271	106,001	100,209	106,544	101,029

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$42,005	$11,872	$28,656
Marketable securities	24,777	42,476	36,081
Accounts receivable	10,263	2,987	1,080
Prepaid and deferred taxes	12,890	11,154	7,824
Prepaids and other current assets	5,652	4,869	2,648

Total current assets	95,587	73,358	76,289
Property and equipment, net	10,965	11,210	12,375
Marketable securities, long-term	121,756	123,322	111,095
Restricted investments	4,576	4,566	11,986
Deferred taxes, long-term	43,557	35,355	32,777
Purchased intangible assets, net	13,184	—	—
Other assets	3,461	2,967	6,001

Total assets	$293,086	$250,778	$250,523

Total cash, cash equivalents, marketable securities and restricted investments	$193,114	$182,236	$187,818

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$10,804	$10,086	$10,386
Deferred revenue	24,180	22,593	22,218

Total current liabilities	34,984	32,679	32,604
Deferred revenue, less current portion	18,022	13,040	15,542

Total liabilities	53,006	45,719	48,146

Stockholders’ equity:
Common Stock	99	97	97
Additional paid-in capital	278,188	251,522	262,839
Deferred stock-based compensation	—	—	—
Accumulated other comprehensive gain	201	465	1,069
Accumulated deficit	(38,408)	(47,025)	(61,628)

Total stockholders’ equity	240,080	205,059	202,377

Total liabilities and stockholders’ equity	$293,086	$250,778	$250,523